EXHIBIT 99.1

                                                              tds (TELEMEDICINE)

Press Release

FOR IMMEDIATE RELEASE

TDS TELEMEDICINE RECEIVES INITIAL TEXAS CONTRACT
IN DISCUSSIONS  FOR ADDITIONAL WORKING CAPITAL

CORPUS CHRISTI, TEXAS - (BUSINESS WIRE - June 3, 2004 - TDS Telemedicine, Inc. (Other OTC: TDST - News) announced that Nueces County, Texas has confirmed that at its Thursday May 27, 2004 meeting of the County Board, the County awarded the long awaited diabetic retinopathy screening program contract to the Company. This contract is fully funded for the $550,000 of telemedical diagnostic services for diabetic retinopathy screening to be rendered by the Company through September 2005. Accordingly, the Company expects to commence operations in Nueces County, Texas in June 2004, subject to obtaining additional working capital.

Following lengthy discussions with Medicaid and Representatives of Nueces County, Texas (population 300,000) and the State of Texas, a reimbursement protocol has been established whereby the telemedical diabetic retinopathy screening services provided under the County Contract for the Medicaid population in that area will be fully reimbursed.

Roger Coomber, CEO, stated "The first step is always the most difficult to take on any journey but we are delighted to be able to do so in such a positive way and with such excellent support. We firmly believe that having established such a sound framework for this operation it will be relatively easy to replicate. We have been aware of several expansion opportunities just waiting for this so that hopefully they too can give us the green light."

This initial contract, based on the Nueces population of 300,000, will generate approximately $500,000 revenue within the current financial year. TDS Telemedicine anticipates that the next stage in its expansion program will be further deployed across all of Texas (population 17.5 million), which is expected to further increase revenues proportionately.

TDS Telemedicine's innovative telemedical "store and forward" approach of linking patients and medical specialists under the supervision of the patient's general practitioner has been well established in the United Kingdom over the last 6 years under the auspices of the British National Health Service (NHS).


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A similar innovative approach for providing telemedical diagnostic services in the United States was proposed in Texas in early 2002 which has finally resulted in the establishment of this unique contractual relationship. "This award has taken much longer to accomplish than either the Company or the County had expected as we have been required to repeatedly document and explain at the state and federal levels our innovative approach to achieve superior long term cost effective health care", said Roger Coomber, Company CEO. "This effort has used much more of the Company's working capital than projected and has delayed our public company filings. However with this demonstration of the Company's technical approach, we are in discussions with investors seeking to fund our business launch in both Texas now and other Eastern States of the United States later this year and in early 2005 and to have our public company filings brought current."

With funding approval in place, as well as anticipated additional equity funding over the next few months, TDS expects the following financial performance:

For the years ended December 31st consolidating UK and US operations, reflected in US dollars:

2004   Projected Revenues         $0.8 million
       Projected Net Pre-tax      $0.1 million

2005   Projected Revenues         $13.5 million
       Projected Net Pre-tax      $3.4 million

The Company's subsidiary TDS (Telemedicine) Ltd. established its telemedicine business in the United Kingdom in 1998 with the development of a proprietary method to store and forward diagnostic information electronically in the field of dermatology and now operates nationally in the United Kingdom with a cumulative consultation on behalf of more than 35,000 patients. The Company's web page is www.tds-telemed.com.

Forward Looking Statements: Some of the statements in this news release are forward looking statements and we caution our shareholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the success of the Company in expanding the telemedicine diagnostic service business to the United States, the effects of various health care rules and regulations, the Company's ability to obtain necessary funding when needed, and other business factors. Investors should also review other risks and uncertainties discussed in the Company documents filed with the Securities and Exchange Commission.

Contact:
TDS (Telemedicine) Inc.
Roger Coomber, CEO & Managing Director - 011-44-(0) 1205 310346
The Company's common stock trades on the Other OTC, under the symbol TDST